Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Norfolk Southern Corporation:

We consent to the incorporation by reference in registration statement numbers 33-52031, 333-71321, 333-60722, 333-100936, 333-109069 and 333-168414 on Form S-8 and 333-179569 on Form S-3 of Norfolk Southern Corporation of our reports dated February 15, 2013, with respect to the consolidated balance sheets of Norfolk Southern Corporation as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Norfolk Southern Corporation.

/s/KPMG LLP
KPMG LLP
Norfolk, Virginia
February 15, 2013